FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-55386

                                  $850,000,000

                               OMNICOM GROUP INC.
                     Liquid Yield Option(TM) Notes Due 2031
                              (Zero Coupon-Senior)

                  PROSPECTUS SUPPLEMENT DATED JANUARY 31, 2002
                      TO PROSPECTUS DATED FEBRUARY 26, 2001

      The selling securityholders table on page 30 of the prospectus is hereby further amended to update the information to include the following entity as a selling securityholder in the prospectus and to list its total amount of Liquid Yield Option(TM) Notes due 2031:

                                                     AGGREGATE
                                                  PRINCIPAL AMOUNT                           COMMON            COMMON
                                                    OF NOTES AT         PERCENTAGE           STOCK             STOCK
                                                   MATURITY THAT         OF NOTES        OWNED PRIOR TO      REGISTERED
NAME                                                MAY BE SOLD         OUTSTANDING        CONVERSION         HEREBY(1)
----                                              ----------------      -----------      --------------      ----------
Merrill Lynch, Pierce, Fenner & Smith, Inc.         $90,475,000            10.6%               --              822,417

* Less than 1%

----------
(1) Assumes conversion of all the holder's LYONs at a conversion rate of 9.09 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of the LYONs -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) This selling securityholder was previously listed as holding $86,475,000 of the notes. This information supersedes all prior information regarding Merrill Lynch, Pierce, Fenner & Smith, Inc.

(3) Merrill Lynch, Pierce, Fenner & Smith, Inc. was the initial purchaser in the private placement on February 7, 2001 in which the LYONs were originally issued. Merrill Lynch has advised us that it is not aware of any position, office or directorship relationship that it has had with Omnicom or its affiliates. However, Merrill Lynch has advised us that it may have, from time to time, acted in a financial investment advisory capacity to Omnicom.

      The preceding table has been prepared based upon information furnished to us by the selling securityholder named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholder may change over time. Any changed information will be set forth in supplements of amendments to this prospectus.